Exhibit 99.1

Staffing 360 Solutions Announces

Fiscal 2018 Second Quarter Financial Results

Results Include Acquisition of Clement May Limited for Partial Quarter

PeopleServe Business Divested During the Quarter

New York, NY – August 15, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the U.S. and the U.K., today announced its financial results for the three- and six-month periods ended June 30, 2018 (“Q2 2018” and “Q2 2018 YTD”, respectively):

Q2 2018 Highlights:

•	Revenue grew by 42% to $59.7 million
•	Gross profit grew by 50% to $11.9 million
•	Gross margin strengthened to 19.9%
•	Net loss of $1.8 million, including $0.7 million of non-cash FX remeasurement loss
•	EBITDA of $0.7 million
•	Adjusted EBITDA grew by 39% to $2.1 million

Brendan Flood, Chairman and Chief Executive Officer stated, “Q2 2018 was another record revenue quarter for STAF 360 and continued the validation of our strategy. We experienced an increase in the number of temporary contractors deployed and higher number of temporary contractor hours billed; while at the same time saw strength in the permanent placement business.”

Mr. Flood added, “Additionally, we divested PeopleServe after concluding that it was no longer strategic to our growth plans and we completed the acquisition of Clement May Limited in the UK, which provides another service offering by entering into the RPO market. We’re already seeing the benefits of this in discussions with our existing clients.”

Results for Q2 2018 are as follows:

•

Q2 2018 revenue of $59.7 million increased 42% from the $42.1 million reported for the three months ended July 1, 2017 (“Q2 2017”). Included in the Q2 2018 revenue is $20.1 million from acquisitions completed in September 2017 and Clement May, completed in June 2018, $0.4 million from favorable foreign currency translation, partially offset by $1.6 million decline driven by PeopleServe and an organic decline of $1.4 million from the remaining core business.

•

Q2 2018 gross profit of $11.9 million increased 50% from the $7.9 million reported for Q2 2017. Q2 2018 gross margin improved to 19.9% from 18.8% for Q2 2017.  This reflects gross margin improvement in our underlying temporary contractor revenue, coupled with the acquisition of two higher margin businesses. This was partly offset by lower savings from workers’ compensation insurance versus the savings realized in the corresponding period in 2017.
•

Q2 2018 net loss of $1.8 million as compared to a net loss of $0.4 million reported for Q2 2017 mainly driven by higher acquisition, capital raising and non-cash expenses; and legal expense settlement income of $0.6 million in Q2 2017.  Q2 2018 includes $0.7 million of non -cash FX remeasurement loss on a loan between the US parent and a UK subsidiary.

•	Q2 2018 EBITDA was $0.7 million, marking two consecutive quarters of positive EBITDA for 2018. Excluding the remeasurement loss on the intercompany note, EBITDA would have been $1.4 million.
•	Q2 2018 adjusted EBITDA of $2.1 million, an increase of 39% as compared to $1.5 million for Q2 2017.
•	Pro Forma trailing twelve-month adjusted EBITDA of $10.8 million; this includes adjusted EBITDA of the three acquisitions completed since mid-September 2017.

Q2 2018 YTD Highlights:

•	Revenue grew by 39% to $115.5 million
•	Gross profit grew by 54% to $23.5 million
•	Gross margin strengthened to 20.3%
•	Net loss of $3.1 million
•	EBITDA grew by $2 million to $2.5 million
•	Adjusted EBITDA grew by 46% to $3.8 million

Results for Q2 2018 YTD are as follows:

•

Q2 2018 YTD revenue of $115.5 million is an increase of 39% from the $82.8 million reported for the six months ended July 1, 2017 (“Q2 2017 YTD”). Included in the Q2 2018 YTD revenue is $38 million from acquisitions completed in September 2017 and Clement May, approximately $1.2 million from favorable foreign currency translation, partially offset by a net revenue decline of $2.0 million driven by PeopleServe; and an organic decline of $4.5 million from the remaining core business partly due to the impact of weather related stoppages in Q1 2018.

•

Q2 2018 YTD gross profit of $23.5 million, a 54% increase from the $15.2 million reported for Q2 2017 YTD. Q2 2018 YTD gross margin improved to 20.3% from 18.4% for Q2 2017 YTD.  This reflects gross margin improvement in our underlying temporary contractor revenue, coupled with the acquisition of two higher margin businesses.  This was partly offset by lower savings from workers’ compensation insurance versus the savings realized in the corresponding period in 2017.

•	Q2 2018 YTD net loss of $3.1 million as compared to a net loss of $3.5 million reported for Q2 2017 YTD.
•	Q2 2018 YTD EBITDA was $2.5 million versus $0.5 million in Q2 2017 YTD.
•	Q2 2018 YTD adjusted EBITDA of $3.8 million, an increase of 46% as compared to $2.6 million in Q2 2017 YTD.

Brendan Flood, Chairman and Chief Executive Officer, and David Faiman, Chief Financial Officer, of STAF 360, will host a conference call focusing on financial results, recent business developments and growth initiatives, today at 9:00am Eastern Time. A Q&A session will follow the prepared remarks.

Interested parties may participate in the call by dialing 877.407.070.9 (U.S) or 201.689.8565 (other international locations).  Please dial in 10 minutes prior to the beginning of the call.

The conference call will be simultaneously webcast and available at: http://www.investorcalendar.com/event/37085. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on STAF 360’s web site.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and Chief Executive Officer

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / +1 (646) 507-5711

Staffing 360 Solutions, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(All Amounts in Thousands)

	Q2 2018	Q2 2017	Q2 2018 YTD	Q2 2017 YTD
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Loss	$ (1,844)	$ (432)	$ (3,115)	$ (3,511)

Adjustments:
Interest Expense	$ 1,951	$ 580	$ 3,906	$ 1,082
Provision for Income Taxes	(233)	2	(81)	7
Depreciation and Amortization (1)	827	1,599	1,747	2,918
EBITDA	701	1,749	2,457	496

Acquisition, capital raising and other non-recurring expenses (2)	997	(271)	1,844	260
Other non-cash charges (3)	291	322	663	618
Loss on extinguishment of debt, net	-	-	-	1,368
Change in fair value of warrant liability	(341)	(287)	(879)	(195)
Gain from sale of business	(238)	-	(238)	-
Re-measurement loss on intercompany note	721	-	146	-
Other income	9	23	(241)	19
Adjusted EBITDA	$ 2,140	$ 1,536	$ 3,752	$ 2,566
Adjusted EBITDA Margin	3.6%	3.6%	3.2%	3.1%

TTM Adjusted EBITDA	$ 8,577	$ 5,404	$ 8,577	$ 5,404

Pre-Acquisition Adjusted EBTIDA	$ 2,217		$ 2,217

Pro Forma TTM Adjusted EBITDA	$ 10,794	N/A	$ 10,794	N/A

(1) Includes amortization included in other expenses.

(2) Acquisition, capital raising and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses and legal expenses incurred in relation to matters outside the ordinary course of business.

(3) Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.